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                                                                    EXHIBIT 99.1

                             [NEOTHERAPEUTICS LOGO]


CONTACTS:
MEDIA RELATIONS                                     INVESTOR RELATIONS
Jon Siegal                                          John McManus
Ronald Trahan Associates (RTA) Inc.                 NeoTherapeutics, Inc.
(508) 647-9782                                      (949) 788-6700


 SOCIETE GENERALE PURCHASES 4% INTEREST IN NEOTHERAPEUTICS' FUNCTIONAL GENOMICS
                SUBSIDIARY, NEOGENE TECHNOLOGIES, FOR $2 MILLION

            FINANCING WILL SUPPORT GENETIC RESEARCH THAT MAY IDENTIFY
                THE "NEXT GENERATION" OF DRUG DEVELOPMENT TARGETS

Irvine, California, December 20, 2000--NeoTherapeutics, Inc. (NASDAQ: NEOT; NEOTW) today announced that its functional genomics subsidiary, NeoGene Technologies, Inc. has raised $2 million through the private placement, with Societe Generale, of preferred stock that is convertible into approximately a 4% ownership interest. Proceeds from the sale will be used to fund the expansion and ongoing research activities of NeoGene.

"NeoGene's research team has discovered more orphan receptors than any other single group in the field of genomics, and this investment by Societe Generale confirms the intrinsic value of our rapidly developing business," said Dr. Alvin
J. Glasky, Chief Executive Officer of NeoTherapeutics and President of NeoGene. "This is the second major institutional investment in NeoGene and it is gratifying to receive the financial backing and confidence from a leading international financial services firm like Societe Generale. We believe that this transaction further demonstrates the significant value of NeoTherapeutics' ownership interest in NeoGene Technologies, and it provides us with additional resources for the identification of orphan receptors, which can then be used as targets to develop drugs with the potential to treat neurological, psychiatric and other disorders."

NeoGene Technologies, Inc. was created in October 1999 by NeoTherapeutics in collaboration with the University of California, Irvine and Dr. Olivier Civelli, a world-renowned genomics researcher and pharmacologist and his team. NeoGene is a functional genomics company that is taking the next step, after the well-publicized sequencing of the human genome, to study and understand the functions of individual genes. NeoGene's research is aimed at the discovery of the function of a large set of genes known as "orphan receptors." These receptors act as "locks" that control various processes within the cells to which they are attached. NeoGene's proprietary technology identifies the biological agent that acts as key for each orphan receptor and therefore "unlocks" the biochemical process of that cell. Once the actual process unlocked is analyzed and understood, it can be used as a target for the development of next generation drugs. NeoGene's research team has already "unlocked" receptors that may enable the treatment of epilepsy, hypertension and obesity.


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Societe Generale purchases a 4% interest in NeoTherapeutics' functional genomics subsidiary
December 20, 2000
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The institutional investors received 7% convertible preferred stock in NeoGene and 5-year warrants to purchase up to an additional 0.8% of NeoGene common stock that, if exercised for cash, could raise approximately $400,000. In addition, the investors were granted 5-year warrants to purchase 30,000 shares of NeoTherapeutics common stock at an exercise price of $6.10 per share. The
NeoGene preferred stock is convertible into NeoGene common stock automatically upon the closing of a NeoGene public offering that meets certain criteria. Under certain circumstances, the investors have the right to exchange the convertible preferred stock of NeoGene for convertible preferred stock of NeoTherapeutics.

NEOTHERAPEUTICS is a biopharmaceutical company focused on the development of small molecule drugs for unmet medical needs for the treatment of important diseases. The Company's most advanced drug, Neotrofin(TM), is currently being developed for Alzheimer's disease and other neurodegenerative diseases, such as Parkinson's disease and Spinal Cord Injury. In animal models of cognitive decline, aging and spinal cord injury, Neotrofin(TM) has been shown to restore neurological function. NEOGENE TECHNOLOGIES, Inc., a subsidiary of NeoTherapeutics, is engaged in functional genomics research. NEOONCORX, Inc., a subsidiary of NeoTherapeutics, is engaged in the development of anticancer drugs. For additional Company information, visit NeoTherapeutics' web site at www.neotherapeutics.com.

This press release may contain forward-looking statements regarding future events and the future performance of NeoTherapeutics that involve risks and uncertainties that could cause actual results to differ materially. These risks are described in further detail in the Company's reports filed with the Securities and Exchange Commission.